UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 18, 2012

Kimco Realty Corporation

 (Exact name of registrant as specified in its charter)

Maryland	1-10899	13-2744380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road, Suite 100 New Hyde Park, NY 11042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (516) 869-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2012, Kimco Realty Corporation (the “Company”) entered into a release agreement (the “Agreement”) with Barbara M. Pooley, the former Chief Administrative Officer of the Company, governing the terms of her departure from the Company as of January 13, 2012 (the “Effective Date”).

The Agreement, subject to a seven-day revocation period exercisable by Ms. Pooley in her discretion and in consideration of continued compliance with restrictive covenants and a general release of claims against the Company as well as customary non-disparagement and non-solicitation covenants, entitles Ms. Pooley to receive: (i) an aggregate of $1,750,000 payable in installments during the 30 months following the Effective Date; (ii) an amount of $115,000 payable in a lump sum on or before March 15, 2012; (iii) approximately 18 months of group medical, dental and vision insurance coverage; (iv) vesting of unvested stock options and restricted stock awards as of the Effective Date; (v) vesting of restricted stock awards subject to satisfaction of any performance conditions applicable to such awards and approval of the Executive Compensation Committee of the Board of Directors of the Company; (vi) reimbursement for 3 months of housing expenses; (vii) moving expenses; and (viii) the value of any unused paid time off accrued as of the Effective Date.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Exhibit Description

10.1	Release Agreement, dated January 18, 2012, between Kimco Realty Corporation and Barbara M. Pooley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION
Date: January 19, 2012	By:	/s/ David B. Henry
Name: David B. Henry Title: President, Chief Executive Officer and Vice Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Release Agreement, dated January 18, 2012, between Kimco Realty Corporation and Barbara M. Pooley